EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding is executed as of the 24th day of October, 2005, between Tabatha IV, Inc., a Colorado corporation (“Tabatha”), and Humanity Capital, Inc., a Texas corporation (“HMI”).

Tabatha and HMI have reached an understanding with respect to the acquisition of HMI by Tabatha, as well as for the continuation of HMI’s personnel management business.

The formal written acquisition agreement that is to memorialize our basic agreement (the “Reorganization Agreement”) will contain the following provisions, among others:

1. Pursuant to the Reorganization Agreement, Tabatha would acquire HMI in a tax-free reorganization of the type described in §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

2. In addition to the basic, mechanical terms of the Reorganization Agreement, this document is intended to provide a road map for the future activities of Tabatha and HMI as a combined business enterprise. The proposal from Tabatha is that the following salient points be addressed in the Reorganization Agreement:

A. Continuation of Business Development. The Reorganization Agreement will include a provision that requires HMI to pursue, in good faith, the development of its personnel management business.

B. Board of Directors. Following the effectiveness of the Reorganization Agreement, the current board of directors of HMI would remain as directors of HMI.

C. Management of HMI. Following the effectiveness of the Reorganization Agreement, the current officers of HMI would remain in the same offices, subject to direct supervision by the president of Tabatha.

D. Representations and Warranties. The Reorganization Agreement would contain standard representations and warranties by both Tabatha and HMI with respect to each company and their respective businesses and financial conditions.

E. Consideration. The Reorganization Agreement would contain provisions setting forth the terms of the Tabatha/HMI stock exchange. Tabatha would issue shares of its common stock (the “Reorganization Stock”) to the shareholders of HMI in proportion to the shares of HMI held by them.

F. The Reorganization Stock. The Reorganization Stock is to be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, and will, therefore, be subject to restrictions on future transfer. Future sales may be sold only pursuant to a registration statement or in a transaction exempt from such registration. Generally, the stock will be free to sell under the strictures of Rule 144 of the Rules of the SEC; a one-year holding period should be expected.

3. The Reorganization Agreement will require HMI to deliver audited financial statements, so as to permit Tabatha to comply with the requirements of Regulation S-X of the SEC.

4. We each contemplate that we will each engage in due diligence investigations prior to our signing the Reorganization Agreement.

5. This Memorandum of Understanding is an expression of our mutual intent and is not a binding contract. We each contemplate that the proposed transaction described herein will be concluded pursuant to the terms and provisions of a definitive agreement which will be prepared by counsel and signed by each of us.

6. The consummation of this contemplated transaction is also subject to receipt of any necessary (a) approvals by boards of directors or shareholders, as the case may be, of Tabatha and HMI, (b) consents of third parties, if any, and (c) governmental approvals, if any.

7. We contemplate consummating this proposed transaction as soon as practicable and each agrees to work diligently and in good faith toward a closing of same as soon as practicable.

8. We will each bear our own costs incurred in consummating the proposed transaction described herein.

This Memorandum of Understanding has been executed on the dates set forth below.

TABATHA IV, INC.

By: /s/ CHARLIE DICKERSON

Name: Charlie Dickerson

Title: Chief Financial Officer

Date: 11/17/05

HUMANITY CAPITAL, INC.

By: /s/ SCOTT B. GANN

Name: Scott B. Gann

Title: Principal

Date: 11/17/05